Exhibit 10.31

FIRST AMENDMENT OF AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

This First Amendment of Amended and Restated Note Purchase Agreement (the “First Amendment”) is entered into as of December 1, 2014, between DELTIC TIMBER CORPORATION (the “Company”) and AMERICAN AGCREDIT, PCA (the “Purchaser”).

RECITALS

A.    The Company and the Purchaser are parties to an Amended and Restated Note Purchase Agreement dated March 30, 2007. That agreement is referred to in this First Amendment as the “Note Purchase Agreement.”

B.    Capitalized terms used in this First Amendment that are not defined in this First Amendment have the meaning assigned to those terms in the Note Purchase Agreement.

C.    The Company has asked the Purchaser to modify the financial covenants in the Note Purchase Agreement in such a manner that those covenants will be identical to the financial covenants in the Bank Credit Agreement. The Purchaser is willing to do so, subject to the terms and conditions set forth in this First Amendment.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged by the Purchaser and the Company, the Purchaser and the Company agree as follows:

TERMS AND CONDITIONS

SECTION I

CONDITIONS PRECEDENT

1.1    Conditions Precedent.    This First Amendment will be effective if the following events occur on or before December 5, 2014:

(a)    the Company executes this First Amendment and delivers it to the Purchaser;

(b)    the Subsidiary Guarantors execute and deliver to the Purchaser the Consent and Reaffirmation of Guaranty set forth in Annex I to this First Amendment;

(c)    Del-Tin Fiber L.L.C. (“Del-Tin Fiber”) executes and delivers to the Purchaser a Counterpart to Amended and Restated Subsidiary Guaranty (the “Counterpart”) in substantially the form of Exhibit A to the Subsidiary Guaranty;

(d)    Del-Tin Fiber delivers to the Purchaser a certificate of the Secretary of Del-Tin Fiber with respect to resolutions of the members of Del-Tin Fiber (i) authorizing the execution and delivery by Del-Tin Fiber of the Counterpart, and (ii) identifying the Person (or Persons) authorized to execute and deliver the Counterpart on behalf of Del-Tin Fiber, and providing specimen signatures of each such Person;

(e)    Del-Tin Fiber delivers to the Purchaser the operating agreement, limited liability company agreement, or comparable organizational document of Del-Tin Fiber, and all amendments and supplements to such agreement that exist as of the date of this First Amendment, certified by the Secretary of Del-Tin Fiber to be true and correct copies of such documents; and

(f)    the Purchaser receives payment from the Company of (or the Company’s irrevocable commitment to pay) all attorneys’ fees and other costs and expenses incurred by the Purchaser through the date of this First Amendment in connection with the negotiation and preparation of this First Amendment.

If the above-described conditions precedent are not satisfied by December 5, 2014 (or are not waived by the Purchaser in writing in its sole and absolute discretion), this First Amendment will not be effective and the parties’ rights and obligations in respect of the Notes will continue to be governed by the Note Purchase Agreement (without giving effect to this First Amendment) and the other Note Documents.

SECTION II

AMENDMENT OF THE NOTE PURCHASE AGREEMENT

2.1    Modification of the Indebtedness Covenant.    As of the date of this First Amendment, Section 10.5(c) of the Note Purchase Agreement is modified, amended, and restated as follows:

“(c)    Indebtedness existing on December 1, 2014, and set forth on Schedule 10.5 and extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal, or replacement) or shorten the maturity or the weighted average life thereof;”

In addition, as of the date of this First Amendment, existing Schedule 10.5 to the Note Purchase Agreement is deleted from the Note Purchase Agreement and is replaced by the updated version of Schedule 10.5 that is attached to this First Amendment as Exhibit A.

2.2    Modification of the Negative Pledge Covenant.    As of the date of this First Amendment, Section 10.6(b) of the Note Purchase Agreement is modified, amended, and restated as follows:

“(b)    any Liens on any Property or asset of the Company or any Subsidiary existing on December 1, 2014, and set forth on Schedule 10.6 to this Agreement; provided, that such Lien shall not apply to any other Property or asset of the Company or any Subsidiary.”

In addition, as of the date of this First Amendment, existing Schedule 10.6 to the Note Purchase Agreement is deleted from the Note Purchase Agreement and is replaced by the updated version of Schedule 10.6 that is attached to this First Amendment as Exhibit B.

2.3    Modification of the Leverage Ratio.    As of the date of this First Amendment, Section 10.15 of the Note Purchase Agreement is modified, amended, and restated as follows:

“Section 10.15.  Leverage Ratio.  The Company and its Subsidiaries shall maintain, as of the last day of each fiscal quarter of the Company, a Leverage Ratio of not greater than 0.65 to 1.00.”

2.4    Elimination of Certain Financial Covenants.    The Company and the Purchaser agree that the Fixed Charge Coverage Ratio and the Consolidated Net Worth covenant no longer will be covenants or obligations of the Company under the Note Purchase Agreement. Accordingly, as of the date of this First Amendment, Section 10.16 and Section 10.17 of the Note Purchase Agreement are deleted from the Note Purchase Agreement and the Company no longer will be required to (a) comply with those covenants, or (b) provide the Purchaser with information regarding those covenants in the compliance certificates that the Company delivers to the Purchaser pursuant to Section 7.2(a) of the Note Purchase Agreement.

2.5    Modification of the Minimum Timber Market Value Covenant.    As of the date of this First Amendment, Section 10.18 of the Note Purchase Agreement is modified, amended, and restated as follows:

“Section 10.18.  Minimum Timber Market Value.  The Company and its Subsidiaries shall maintain a Timber Market Value greater than 175 percent of the outstanding Total Senior Indebtedness.”

2.6    Modification of Certain Defined Terms.    As of the date of this First Amendment, the definitions of the terms “Bank Credit Agreement”, “Bank Debt”, “Consolidated Net Worth”, “Consolidated Total Debt”, and “Total Senior Indebtedness” set forth in Schedule B to the Note Purchase Agreement are modified, amended, and restated as follows:

“‘Bank Credit Agreement’ means that certain Second Amended and Restated Revolving Credit Agreement dated as of November 18, 2014, by and among the Company, the financial institutions from time to time party thereto, and SunTrust Bank, in its capacity as Administrative Agent, as such agreement may be amended, restated, replaced, supplemented, or otherwise modified from time to time, provided that the Bank Debt governed by the Bank Credit Agreement is unsecured and that any guarantor of the Bank Debt also is a Subsidiary Guarantor under this Agreement.”

“‘Bank Debt’ means all revolving loans, swingline loans, and other Indebtedness outstanding under the Bank Credit Agreement.”

“‘Consolidated Net Worth’ means, as of any date, (i) the total assets of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (y) the total liabilities of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, and (z) the amount of any write-up in the book value of any assets of the Company and its Subsidiaries resulting from a revaluation of such assets, or any write-up in excess of the cost of such assets reflected on the consolidated balance sheet of the Company as of such date prepared in accordance with GAAP.”

“‘Consolidated Total Debt’ means, as of any date, all Indebtedness of the Company and its Subsidiaries described in the definition of the term “Indebtedness,” including, without limitation, the Bank Debt and the Indebtedness evidenced by the Notes, but excluding Indebtedness of the type described in subsection (xi) of the definition of the term Indebtedness.”

“‘Total Senior Indebtedness’ means the Aggregate Bank Commitments and the Indebtedness evidenced by the Notes.”

In addition, the following sentence is added to the definition of the term Indebtedness as the last sentence of such definition (which definition is set forth in Schedule B to the Note Purchase Agreement):

“For purpose of determining the amount of attributed Indebtedness from Swap Contracts, the “principal amount” of the obligations of the Company or any Subsidiary in respect to any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Contract was terminated at such time.”

2.7    Addition of New Defined Term.    As of the date of this First Amendment, the following defined term is added to Schedule B to the Note Purchase Agreement in proper alphabetical order:

“‘Aggregate Bank Commitments’ means the aggregate amount of the commitments of the lenders under the Bank Credit Agreement outstanding at the time in question, as such commitments may be increased or decreased from time to time in accordance with the Bank Credit Agreement. The initial amount of the Aggregate Bank Commitments under the Bank Credit Agreement is $430,000,000.”

2.8    More Restrictive Financial Covenants and New Financial Covenants in the Bank Credit Agreement.    The Company agrees to notify the Purchaser promptly in writing of any of the following events:

(a)    any amendment after the date of this First Amendment of (i) the Leverage Ratio covenant or the Timber Market Value covenant contained in the Bank Credit Agreement, or (ii) the definition of either of those covenants (or the defined terms used to define such covenants), which notice will identify any such amendment in reasonable detail, if the effect of any such amendment is to make either or both of such financial covenants more restrictive (as determined by the Purchaser in its reasonable discretion);

(b)    the inclusion after the date of this First Amendment of any new financial covenant in the Bank Credit Agreement (which notice will identify such new covenant, and the manner in which such covenant is defined and calculated, in reasonable detail); and

(c)    any amendment of (i) any financial covenant described in clause (b) above, or (ii) the definition of any such covenant (or the defined terms used to define such covenant), which notice will identify any such amendment in reasonable detail, if the effect of any such amendment is to make the financial covenant in question more restrictive (as determined by the Purchaser in its reasonable discretion).

If any financial covenant in the Bank Credit Agreement (including the Leverage Ratio covenant, the Timber Market Value covenant, or any new financial covenant added to the Bank Credit Agreement after the date of this First Amendment) is amended after the date of this First Amendment in a manner that causes such covenant to be more restrictive (as determined by the Purchaser in its reasonable discretion), or a new financial covenant is added to the Bank Credit Agreement after the date of this First Amendment, then, simultaneously with such amendment or addition, (y) in the case of any such amendment of an existing financial covenant in the Bank Credit Agreement, the version of such financial covenant in the Note Purchase Agreement will be deemed to be amended in a corresponding fashion, and (z) in the case of the addition of a new financial covenant to the Bank Credit Agreement, such covenant will be deemed to be added to and included in Section 9 or Section 10 the Note Purchase Agreement as either an affirmative covenant, or a negative covenant, as applicable. The provisions of the preceding sentence will be effective even if the Company fails to notify the Purchaser of the amendment or addition of the financial covenant in question, as required by the first sentence of this paragraph 1.1 of this First Amendment.

SECTION III

MISCELLANEOUS AND GENERAL TERMS

3.1    Expenses of the Purchaser.    The Company agrees that the Company will reimburse the Purchaser for all expenses incurred by the Purchaser in connection with the Note Purchase Agreement and the other Note Documents, including, but not limited to, the reasonable fees and expenses of legal counsel for the Purchaser (including, but not limited to, fees and expenses incurred in connection with the preparation, negotiation, and closing of this First Amendment (or the agreement evidenced by this First Amendment)). The Company will pay all amounts that the Company owes pursuant to the preceding sentence of this First Amendment to the Purchaser within ten days after the Purchaser bills the Company for such amounts.

3.2    Continued Effectiveness of the Note Purchase Agreement and the Other Note Documents.    The Purchaser and the Company acknowledge and agree that the Note Purchase Agreement (as amended by this First Amendment) and the other Note Documents remain in full force and effect and are binding and enforceable in accordance with their terms. Following the execution of this First Amendment and timely satisfaction of the other conditions precedent specified in paragraph 1.1 of this First Amendment, references in the Note Purchase Agreement to the “Agreement” will mean the Note Purchase Agreement, as amended by this First Amendment.

3.3    Representations and Warranties of the Company.    As an inducement to the Purchaser to enter into this First Amendment, the Company represents and warrants to the Purchaser as follows:

(a)    the Company (i) is a corporation duly organized, validly existing, and in good standing under the laws of the state in which the Company was organized, and is authorized to do business in each jurisdiction in which its ownership of property or conduct of business requires such authorization, and (ii) has full power, authority, and legal right to own its properties and assets and to conduct its business as currently conducted;

(b)    the Company has full power, authority, and legal right to (i) execute and deliver this First Amendment, and to perform and observe its obligations under the Note Purchase Agreement (as amended by this First Amendment) and the other Note Documents to which it is a party, and (ii) carry out the transactions contemplated by the Note Purchase Agreement (as amended by this First Amendment) and the other Note Documents to which it is a party;

(c)    The execution and delivery by the Company of this First Amendment, and compliance by the Company with the terms of the Note Purchase Agreement (as amended by this First Amendment) and the other Note Documents to which the Company is a party, will not (i) result in a breach of any of the terms or conditions of any indenture, agreement, order, judgment, or instrument under which the Company is a party, or by which the Company or its properties may be bound or affected, (ii) result in the imposition of any lien, charge, or encumbrance upon any properties of the Company pursuant to any indenture, agreement, order, judgment, or instrument under which the Company is a party, or by which the Company or its properties may be bound or affected, (iii) constitute a default under any indenture, agreement, order, judgment, or instrument under which the Company is a party, or by which the Company or its properties may be bound or affected, or (iv) violate any provision of any applicable law;

(d)    There are no actions, suits, or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company at law or in equity that, if adversely determined, reasonably could be expected to have a Material Adverse Effect;

(e)    no Event of Default exists as of the date of this First Amendment, or would result from the Purchaser and the Company entering into this First Amendment;

(f)    following the Restatement Closing Date, and prior to the date of this First Amendment, Deltic Southwest Timber Company and Deltic Real Estate Investment Company (which were Subsidiary Guarantors) were merged into the Company, liquidated, or otherwise ceased to exist as legal entities and their assets were transferred to (or otherwise were acquired by) the Company; and

(g)    the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement are true and correct in all material respects as of the date of this First Amendment.

3.4    Captions.    Any captions for the sections and paragraphs of this First Amendment are for convenience only and do not control or affect the meaning or construction of any of the provisions of this First Amendment.

3.5    Severability.    If any term, condition, or provision of this First Amendment is held invalid for any reason, such offending term, condition, or provision will be deleted from this First Amendment, and the remainder of this First Amendment will not be affected by the deletion of such term, condition, or provision.

3.6    Negotiated Agreement.    This First Amendment is a negotiated agreement. In the event of any ambiguity in this First Amendment, such ambiguity will not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against either of the parties to this First Amendment.

3.7    Voluntary and Entire Agreement.    The Note Purchase Agreement (as amended by this First Amendment) and the other Note Documents set forth and constitute the entire agreement between the Purchaser and the Company with respect to the Notes. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and set forth in the Note Purchase Agreement (as amended by this First Amendment), or the other Note Documents, has been made between the Purchaser and the Company with respect to the Notes. The Company acknowledges that it has been represented (or has had the opportunity to be represented) by legal counsel in connection with the negotiation and execution of this First Amendment and the other agreements and instruments referred to in this First Amendment. The Company voluntarily executed this First Amendment and the other agreements and instruments referred to in this First Amendment.

3.8    Construction and Conflict With Other Agreements.    In the event of any conflict between the terms of this First Amendment and the terms of any other agreements or instruments referred to in this First Amendment, the terms of this First Amendment will control.

3.9    Waiver of Jury Trial.    THE COMPANY AND THE PURCHASER WAIVE THEIR RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CLAIMS THEY HAVE OR HEREAFTER MAY HAVE AGAINST EACH OTHER (INCLUDING CROSS-CLAIMS AND COUNTERCLAIMS), WHETHER ANY SUCH CLAIM ARISES OUT OF CONTRACT, TORT, OR OTHERWISE, AND WHETHER ANY SUCH CLAIM ARISES BEFORE OR AFTER THE DATE OF THIS FIRST AMENDMENT.

3.10    Applicable Law.    This First Amendment will be governed by and construed under the laws of the state of New York, without regard to principles of conflicts of law.

DELTIC TIMBER CORPORATION		AMERICAN AGCREDIT, PCA

By	/s/ Ray C. Dillon	By	/s/ Janice T. Thede
	Ray C. Dillon President and Chief Executive Officer		Janice T. Thede Vice President

EXHIBIT A

SCHEDULE 10.5

OUTSTANDING INDEBTEDNESS

Letters of Credit

Issuing Bank	Beneficiary	Amount	Expiry Description	Date
Bancorp South	US Forest Service	30,000	11/26/2015	Timber Contract
	US Forest Service	66,000	11/1/2015	Timber Contract
	US Forest Service	97,000	11/17/2016	Timber Contract
	US Forest Service	74,000	11/1/2015	Timber Contract
	US Forest Service	53,000	11/1/2016	Timber Contract
	US Forest Service	40,000	6/12/2017	Timber Contract
	US Forest Service	54,000	6/24/2018	Timber Contract
	US Forest Service	32,000	11/3/2016	Timber Contract
	US Forest Service	91,000	11/25/2018	Timber Contract
	US Forest Service	17,000	6/29/2019	Timber Contract
	US Forest Service	66,000	9/30/2019	Timber Contract

Total Letters of Credit		620,000

Notes Payable

Beneficiary	Amount	Interest Rate	Due Date
SunTrust Bank (Revolver)	$135,000,000	Various	5/1/2018
American AgCredit	40,000,000	6.10%	12/18/2016

Total Notes Payable	$175,000,000

Del-Tin Taxable Bonds
Letter of Credit Guaranty—Del-Tin Bonds	$29,688,750

Total Outstanding Indebtedness	$205,308,750

EXHIBIT B

SCHEDULE 10.6

Existing Liens

UCC-1 Financing Statement filed on July 7, 2011, with the Arkansas Secretary of State naming Del-Tin Fiber L.L.C. (“Del-Tin”), as debtor, and SunTrust Bank, as Administrative Agent, as Secured Party, and listing all assets of Del-Tin. The foregoing Financing Statement relates to a Lien granted by Del-Tin in connection with obligations under that certain Amended and Restated Letter of Credit Agreement dated as of July 21, 2011, by and among Del-Tin, the lenders from time to time a party thereto, and SunTrust Bank, as Administrative Agent.

ANNEX I

CONSENT AND REAFFIRMATION OF GUARANTY

Deltic Timber Purchasers, Inc., Chenal Properties, Inc., and Chenal Country Club, Inc. (the “Guarantors”), consent to the terms of the foregoing First Amendment of Amended and Restated Note Purchase Agreement (the “First Amendment”) and acknowledge and reaffirm the obligations of the Guarantors under the Amended and Restated Subsidiary Guaranty executed by the Guarantors in favor of the Purchaser on or about March 30, 2007, to pay and perform the obligations of the Company to the Purchaser, including, but not limited to, the Company’s obligations pursuant to the Notes. Capitalized terms used in this Consent and Reaffirmation of Guaranty have the meaning assigned to those terms in the Amended and Restated Note Purchase Agreement between the Purchaser and the Company dated March 30, 2007 (as amended by the First Amendment).

Dated as of December 1, 2014.

DELTIC TIMBER PURCHASERS, INC.		CHENAL PROPERTIES, INC.

By	/s/ Ray C. Dillon	By	/s/ Ray C. Dillon
	Ray C. Dillon President and Chief Executive Officer		Ray C. Dillon President and Chief Executive Officer

CHENAL COUNTRY CLUB, INC.

		By	/s/ Ray C. Dillon
Ray C. Dillon President and Chief Executive Officer